Exhibit 10.36

FIRST AMENDMENT TO THE
NVR, INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN

WHEREAS, NVR, Inc. (the “Company”) currently maintains the NVR, Inc. Nonqualified Deferred Compensation Plan (the “Plan”), originally effective December 15, 2005 and restated effective November 4, 2015;

WHEREAS, Section 8.2 of the Plan authorizes the Company to amend and modify the Plan at any time and from time to time;

WHEREAS, the Company wishes to amend the Plan, as described below; and

NOW, THEREFORE, BE IT RESOLVED, that effective as of the execution date hereof, the following amendments shall be and hereby are adopted with respect to the Plan:

1.Section 4.1(d)(iv) shall be amended in its entirety to read as follows:

“(iv)as satisfaction of the Participant’s debt to the Company, provided that (A) the debt is incurred in the ordinary course of the Participant’s employment relationship, (B) the entire amount of the reduction does not exceed $5,000 in any calendar year or, to the extent it exceeds $5,000, is reasonably necessary to comply with Federal law regarding debt collection, and (C) the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant; and/or”

2.Section 6.1 shall be amended by replacing the third sentence thereof to read as follows:

“Upon the death of a Participant, the full amount of the Participant’s Account (or the remaining amount of the Account in the event that installment payments have commenced) shall be paid to the Participant’s Beneficiary in a single lump sum as soon as administratively practicable but before December 31 of the calendar year following the year in which the Participant’s death occurred.”

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To reflect the adoption of this First Amendment, the authorized officer hereby executes this First Amendment on behalf of the Company this 2nd day of November, 2016.

NVR, Inc.

By:	/s/ Daniel D. Malzahn
Name:	Daniel D. Malzahn
Title:	Senior Vice President, Chief Financial Officer and Treasurer